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                                                            EXHIBIT 99.1

                                 NEWS RELEASE

Contact:
Michael Stewart
President and CEO
Texas Micro Inc.
713/541-8200 ext. 292

                           TEXAS MICRO TO MERGE WITH
                          RADISYS IN A STOCK-FOR-STOCK
                                  TRANSACTION

     HOUSTON, TX -- MAY 24, 1999 -- Texas Micro Inc. (Nasdaq: TEXM) and RadiSys Corporation (Nasdaq: RSYS) today announced the signing of a definitive agreement under which Texas Micro will be acquired by RadiSys for stock valued at approximately $115 million.

     RadiSys is a leading global supplier of embedded computing solutions for telecommunications, automation, and other industries. Texas Micro is a leader in the design, production, and integration of open system computing platforms for telecom, Internet, and industrial applications.

     "Following soon after our acquisition of the ARTIC communications business from IBM, the acquisition of Texas Micro is the next major step in our being the leading building block and subsystem supplier to communications equipment manufacturers, an industry facing tremendous growth demands due to the expansion of Internet and wireless traffic," stated Dr. Glen Myers, Chairman and CEO of RadiSys. "Communications OEMs are turning to outsourcing as a means of coping with growth and time to market, and being able to get most of the solution from a single source is a tremendous advantage."

     "In communications equipment being designed today, the leading architectures are PCI and CompactPCI," added Myers. "Texas Micro is strong in PCI, with an extensive offering of CPU cards and system packaging. We can now combine this with RadiSys' PCI DSP voice-processing products and WAN communications adapters from the ARTIC business. RadiSys has the leading position today in CompactPCI, with CPU solutions, DSP boards, voice processing, and WAN interfaces. Texas Micro adds CompactPCI system packaging and high-availability fault-tolerant developments. The extraordinary fit of our capabilities and technologies gives us a truly unique position - a far broader and deeper offering than any other company, and significant value added in such applications as cellular base stations, switches, PBXs, routers, edge devices, remote access servers, voice gateways, voice-message systems, video conferencing, and computer telephony."
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     "We believe that this transaction benefits Texas Micro's shareholders, employees, and customers in many ways," said Michael Stewart, Texas Micro's CEO. "The great way that our products complement each other means that we can deliver far more added value to customers. And by becoming a combined company with a revenue run rate well in excess of $200 million, we can achieve greater efficiencies in engineering, purchasing, and manufacturing. Third, the fact that both our strategies are centered on Intel platforms means that our engineers speak the same language."

     Under the agreement, Texas Micro will become a wholly owned subsidiary of RadiSys and will operate as the RadiSys Communications Platform Division. The sales forces of the two companies will be combined into a single organization, taking advantage of Texas Micro having a larger field sales force in Europe and RadiSys having the same in Japan.

     Shareholders of Texas Micro will exchange four shares of Texas Micro for one share of RadiSys, subject to certain adjustments based on the RadiSys stock price at closing. If the price is between $32 and $40, the exchange ratio will be such that a fixed value of $8 is paid per Texas Micro share. If the RadiSys share price is greater than $40, five Texas Micro shares will be exchanged for one of RadiSys. The transaction will be accounted for as a pooling of interests, and is subject to approval by shareholders of both companies, normal regulatory approvals, and other customary closing conditions. The transaction is expected to be consummated in approximately 90 days and is expected to be accretive for calendar year 2000.

     Except for the historical statements and information contained herein, the matters discussed in this news release, including the expectations of successful completion and potential benefits of the transaction, future orders, revenues, and business levels, are forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to: the satisfaction of closing conditions; regulatory and shareholder approvals of the transaction; the combined companies' ability to integrate successfully and achieve desired operating synergies and results; business conditions and growth in the telecommunications and electronics industry and general economy, both domestic and international; lower than expected customer orders or variations in customer order patterns due to changes in demand for customers' products and customer and channel inventory levels; competitive factors, including pricing pressures, technological developments and products offered by competitors; availability of components; technological difficulties and resource constraints encountered in developing new products; and the timely flow of competitive new products and market acceptance of those products. The forward-looking statements should be considered in light of these factors.

     RadiSys Corporation (Nasdaq: RSYS) designs and manufactures embedded computing solutions for equipment manufacturers in the telecommunications, automation, and other industries. RadiSys's technology spans Intel processor-based designs, core-logic semiconductor components, real-time system software, digital signal processing hardware and software, and CompactPCI and other bus structures.
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     Texas Micro Inc. (Nasdaq: TEXM) specializes in the design, production, and integration of open-system computing platforms for telecom, Internet, and industrial specific applications including imaging, data acquisition, industrial control, and network applications.

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*RadiSys is a registered trademark and ARTIC is a trademark of RadiSys
Corporation. All other products are trademarks or registered trademarks of their respective companies.